BENNETT FUNDING INTERNATIONAL, LTD.
Two Clinton Square
Syracuse, NY 13202







                                 August 23, 1995





Mr. Todd Fisher
Debbie Reynolds Hotel & Casino
305 Convention Center Drive
Las Vegas, NV 89109

Dear Todd:

     Set forth herein is a proposal by Bennett Funding International, Ltd. ("BFIL") to Debbie Reynolds Hotel & Casino ("DRHC") relative to providing financing to stabilize accounts payable and repay certain debt and arrange for a gaming finance company to supply a credit line to expand the existing casino property.

     As background, a Bennett company ("Bennett") currently has a first mortgage of approximately $1,800,000 and has provided approximately $865,000 in additional loans up to 6/2/95. In addition, Bennett has provided $250,000 to DRHC on 7/27/95 and $50,000 to DRHC on 8/11/95 collateralized by equipment leases.

     DRHC is in need of funding to payoff a balloon portion of the second mortgage (approximately $500,000) and to repay the fourth mortgage which is approximately $275,000. In addition, DRHC has approximately $1,300,000 in accounts payable for which a loan will be required to develop a repayment plan to maintain creditor relations.

     With the above information as background, BFIL would make the following proposal to DRHC:

     1). BFIL would provide DRHC with a $2,000,000 loan ($300,000 which has previously been provided) as follows:

          a). All remaining draws would be used to repay the balloon second mortgage (approximately $500,000), the fourth mortgage (approximately $275,000) and selected accounts payable and taxes as agreed upon mutually by DRHC and BFIL.

                                 Mr. Todd Fisher
                                 August 23, 1995
                                  -Page 2 of 4-



               BFIL acknowledges the fact that DRHC currently owes property and other taxes and is currently not receiving any proceeds from timeshare funding until these taxes totaling approximately $250,000 are paid. BFIL agrees to work with DRHC pertaining to use of proceeds during this period provided the mortgages previously discussed are taken out as part of the plan.

          b).  The loan draw amounts would be:

               $250,000 on 7/27/95 (previously furnished in the form of a lease) $50,000 on 8/11/95 (previously provided in the form of a lease) $150,000 during the week beginning 8/21/95
               $75,000 during the week beginning 8/28/95
               $75,000 during the week beginning 9/4/95
               $150,000 during the week beginning 9/11/95
               $250,000 during the week beginning 9/18/95
               $250,000 during the week beginning 9/25/95
               $250,000 during the week beginning 10/2/95
               $250,000 during the week beginning 10/9/95
               $250,000 during the week beginning 10/16/95

     c). BFIL would continue to maintain as collateral the second deed of trust on the property owned by Debbie Reynolds in Beverly Hills and a security interest on $785,000 of equipment. The equipment was purchased by DRHC and a sale lease back was completed through a Bennett entity. Further, DRHC would provide an immediate fifth mortgage for BFIL and obtain the appropriate approvals from other debt holders if necessary. DRHC would provide proof of this permission prior to receiving further advances under this loan from BFIL.

               DRHC would also provide a use of proceeds schedule for the loan proceeds which would include the repayment of the second mortgage balloon and the fourth mortgage as approved by these lenders. After the fourth mortgage has been taken out, BFIL would be given a fourth mortgage to incorporate this $2,000,000 loan, the $525,000 loaned on 2/2/95, the $200,000 loaned on 5/5/95 and the
               $140,000 loaned on 6/2/95.

               DRHC and BFIL further agree that all of the loans incorporated in a fourth mortgage as discussed in the previously paragraph would be combined with

                                 Mr. Todd Fisher
                                 August 23, 1995
                                  -Page 3 of 4-



               the existing first mortgage after the second and third mortgage is repaid in fall. If either the second or third mortgage was repaid in full, DRHC would provide a third mortgage to BFIL. DRHC agrees to cooperate with all filings in order to accomplish this and further represents and warrants that it will not permit any new lenders to have a position on the DRHC real estate without the permission of BFIL.

               At the point that all of the BFIL loan amounts are rolled into a first mortgage on the DRHC property, BFIL would release the second deed of trust on the property owned by Debbie Reynolds in Beverly Hills and the equipment collateralizing the equipment lease.

          d). The $2,000,000 would bear interest only for the initial 12 months from 7/27/95 until 7/26/96 at an interest rate of 14% per annum paid monthly. The repayment would then be made on a 36 month equal amortization of interest and principal at 14% per annum or through a timeshare release price mechanism at BFIL's option.

          e). As a requirement of the loan, DRHC represents and warrants that it can obtain sufficient financing to fund working capital requirements such as payroll, general operating expenses, timeshare related expenses, etc. BFIL would require a letter from DRHC signed by an officer and approved by the board which indicates that DRHC has the capability to raise up to $500,000 to fund working capital requirements if necessary.

          f). As an additional incentive for BFIL to enter into this $2,000,000 loan BFIL is entitled to a fee of $50,000 payable in monthly installments of $5,000 per month for 10 months with the first payment due and payable on 1/1/96 and the first of each month thereafter.

     2). BFIL has agreed to arrange a $3,000,000 credit line facility for casino expansion through Pegasus Entertainment & Funding Corporation. ("Casino Loan") Pegasus would have sole responsibility for compensating BFIL under this arrangement.

          Since this compensation would be additional consideration for BFIL in making the original $2,000,000 loan, DRHC agrees to be bound by the terms of the Casino Loan as evidenced separately in an agreement between Pegasus and DRHC.

                                 Mr. Todd Fisher
                                 August 23, 1995
                                  -Page 4 of 4-


     3). This agreement is assignable by BFIL with the permission of DRHC which would not be unreasonably withheld.

     Todd, if this meets with your approval, please indicate by signing and returning to my attention as soon as possible.


                                        Best regards,

                                        BENNETT FUNDING INTERNATIONAL, LTD.

                                        /s/ Michael A. Bennett
                                        -----------------------------------
                                        MICHAEL A. BENNETT
                                        Chief Executive Officer

MAB/ld

AGREED TO AND ACCEPTED BY:
DEBBIE REYNOLDS HOTEL & CASINO



BY:/s/ Todd Fisher
   ---------------------------


TITLE:         CEO
      ------------------------


DATE:        8-25-95
     -------------------------